Exhibit 15(iii) under Form N-1A
                                      Exhibit 1 under Item 601/Reg. S-K


                                 EXHIBIT C
                                  to the
                                12b-1 Plan

                     LIBERTY EQUITY INCOME FUND, INC.

                              CLASS B SHARES


     This Plan is adopted by LIBERTY EQUITY INCOME FUND, INC. with respect to the Class of Shares of the Corporation set forth above.

     In compensation for the services provided pursuant to this Plan, FSC will be paid a monthly fee computed at the annual rate of 0.75 of 1% of the average aggregate net asset value of the Class B Shares of the Corporation held during the month.

     Witness the due execution hereof this 1st day of September, 1994.


                           LIBERTY EQUITY INCOME FUND, INC.


                           By:  /s/ Richard B. Fisher
                                    President